UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
August 14, 2007

CARRINGTON LABORATORIES, INC.
 Exact name of Registrant as specified in its charter)

Texas	0-11997	75-1435663

(State or other jurisdiction of	Commission	(I.R.S. Employer
incorporation or organization)	File Number	Identification No.)

2001 Walnut Hill Lane
Irving, Texas	75038

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (972) 518-1300

                                     Not applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a.-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01   Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 14, 2007, Carrington Laboratories, Inc. (the "Company") received a letter from The Nasdaq Stock Market ("Nasdaq") informing the Company that Nasdaq has determined to delist the securities of the Company, and would suspend trading in the Company's shares effective as of the open of business on Thursday, August 16, 2007.

As previously reported, on May 23, 2007, Nasdaq informed the Company that it did not comply with Marketplace Rule 4310(c)(3), which requires the Company to have (i) a minimum of $2,500,000 in stockholders' equity; (ii) $35,000,000 market value of listed securities; or (iii) $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years. On review of a plan of compliance submitted by the Company, Nasdaq determined to deny the Company's request for continued listing. On June 19, 2007, Nasdaq notified the Company that its common stock would be delisted effective June 28, 2007, unless it requested a hearing. On June 25, 2007, the Company requested a hearing, which was scheduled for August 9, 2007.

The Company expects to be eligible for quotation on the OTC Bulletin Board through one or more market makers. The OTC Bulletin Board is a regulated quotation service that displays real-time quotes, last sale prices and volume information in over-the-counter securities. Additionally, the Company's common stock will trade in the "Pink Sheets" beginning on August 16, 2007. No assurance can be given that the Company's common stock will be quoted on the OTC Bulletin Board or that market makers currently making a market in the common stock will continue to make a market in the common stock.

A copy of the Company's press release announcing the receipt of the notice of delisting from Nasdaq is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.
d.	Exhibits

	99.1	Press Release of the Company dated August 16, 2007.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CARRINGTON LABORATORIES, INC.

Date: August 16, 2007	By:	/s/ Carlton E. Turner
Carlton E. Turner, Ph.D., D.Sc.
President and Chief Executive Officer

EXHIBIT INDEX
Exhibit
Number	Description

99.1	Press Release dated August 16, 2007.